Exhibit 10.3

AMENDED EMPLOYMENT AGREEMENT

This AMENDED EMPLOYMENT AGREEMENT (the Agreement ) made effective as of the 1st day of January, 2009 (the “Effective Date”), by and between the MOHEGAN TRIBAL GAMING AUTHORITY (the “Authority;” or the “Employer”), an instrumentality of THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (the “Tribe”), a sovereign Indian nation having an address of One Mohegan Sun Boulevard, Uncasville, Connecticut 06382, and LEO M. CHUPASKA, residing at 68 Swanty Johnson Road, Uncasville, Connecticut 06382 (“Executive”).

WITNESSETH:

WHEREAS, the Employer owns and operates, among other things, the Mohegan Sun casino and resort in Uncasville, Connecticut, a harness racetrack located in Wilkes-Barre, Pennsylvania known as Pocono Downs, along with several off-track wagering facilities located in the State of Pennsylvania, as well as investments in other proposed gaming enterprises and other businesses (as presently existing and hereafter developed, the “Business”); and

WHEREAS, the Employer and Executive entered into that certain employment agreement dated the 13th day of July, 2006 (but effective October 1, 2005), providing for the continued employment of Executive by the Employer (the “2006 Agreement”); and

WHEREAS, the parties amended the 2006 Agreement by the terms of an letter agreement dated February 4, 2008 to, amongst other things, extend the term of the Executive’s employment through and including December 31, 2010; and

WHEREAS, the parties acknowledge that the 2006 Agreement, together with the amendment thereto under the February 4, 2008 letter agreement (collectively, the “2008 Agreement”) are incorporated in this Amended Employment Agreement; and

WHEREAS, the parties hereto have agreed to further amend the 2008 Agreement to establish that (a) the guaranteed bonuses set forth in the 2008 Agreement shall be made part of the Executive’s Annual Base Salary, (b) the Executive has agreed to forego the annual salary increase of at least five percent (5%) of his prior year’s Annual Base Salary under the 2008 Agreement for the year commencing on the Effective Date, (c) the Executive has agreed to reduce his Annual Base Salary under the 2008 Agreement by ten percent (10%) for the year commencing on the Effective Date, (d) the Employer has agreed to extend the term of Executive’s contract for six (6) months, until June 30, 2011, and (e) the Employer has agreed to a reduction of the “Restricted Period” regarding constraints on Executive’s competitive employment to December 31, 2011 in the event that his employment with Employer ends at any time from January 1, 2011 through June 30, 2011.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration: the receipt and sufficiency whereof is specifically acknowledged, the parties hereto hereby agree as follows:

1.	Nature of Services and Duties

(A) The Employer hereby agrees to continue to employ Executive as its Chief Financial Officer of the Authority upon the terms set forth herein, and Executive hereby accepts such continued employment. It is acknowledged by the parties that there is a Chief Financial Officer of Mohegan Sun, and Executive shall not be responsible for the performance of duties of the Chief Financial Officer of Mohegan Sun.

(B) Executive shall perform such duties and services of an executive, managerial and administrative nature as are customary for a Chief Financial Officer and which, consistent with the foregoing, the Employer may from time to time through communication from the Chief Operating Officer hereafter assign to him. Such duties shall include, but not be limited to, cash management, investments with financial institutions, banking relationships, administering corporate financial functions and supervising the financial accounting department. Executive shall report exclusively to the Chief Operating Officer of the Employer. The Employer shall not restrict, reduce or otherwise limit Executive’s responsibility or authority without his consent.

(C) Executive shall devote his best efforts, and ability and all required business time to the performance of his duties and responsibilities hereunder to achieve the goals set forth in the Employer’s annual business plan. Executive shall perform all of his duties to the Employer faithfully, competently, and diligently.

(D) Except for actions of the Executive that could be the basis for termination for Cause as set forth in Paragraph 7(C), below, the Employer shall indemnify, defend, and hold Executive harmless, including the payment of reasonable attorney fees, if the Employer does not directly provide Executive’s defense, from and against all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron, tribal member, or any member of the general public with respect to any claim that asserts as a basis, any acts, omissions, or other circumstances involving the performance of Executive.

2.	Effective Date

This Agreement shall be effective from the date set forth in the opening paragraph of this Agreement (the “Effective Date”).

3.	Term

This Agreement shall govern Executive’s employment with the Employer from the Effective Date through and including June 30, 2011.

4.	Base Annual Salary

Commencing with the Effective Date and until December 31, 2009, the Employer shall pay Executive a Base Annual Salary in the amount of $721,856.12, payable in equal weekly installments of $13,881.85. Commencing January 1, 2010, and on each January 1 thereafter during the term of this Agreement, the Base Annual Salary shall be increased in an amount mutually agreed to by Executive and the Employer, which amount shall in no event be less than 5% of the then current Base Annual Salary.

5.	Life Insurance

(A) The Employer may, within its discretion, at any time during the term of this Agreement apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amounts and in such form as the Employer may choose. Executive shall have no interest whatsoever in any such policies, but he shall upon request by the Employer submit to such medical examinations, supply such information, and execute such documents as may be required by the Employer or the insurance companies to whom the Employer has made application.

(B) So long as Executive is employed hereunder, the Employer shall maintain a life insurance policy on the life of Executive in the face amount of $168,000. The Employer shall be and remain the owner of such policy of life insurance and shall enjoy all incidents of ownership including the right to designate the beneficiary and the right to borrow on such policy; provided, however, that the beneficiary of such policy shall be the spouse of the Executive, his child or children, trustees for their benefit, his estate or any one or more of them; and provided further, that the Employer agrees (if such policy has a cash surrender value) that it will not exercise its right to borrow on such policy. The Employer shall pay all premiums on such policy when due, and, in the event of the death of Executive during employment, the Employer shall be a beneficiary of the policy to the extent of the aggregate amount of premium paid.

6.	Reimbursement of Certain Expenses: Vacation: Medical Benefits

(A) The Employer will reimburse Executive for necessary and reasonable business expenses incurred by him in the performance of his duties hereunder, provided, that he shall obtain the approval for such expenditures in accordance with the procedures adopted by Employer from time to time and generally-applicable to its executive-level employees, including such procedures with respect to submission of appropriate documentation and receipts. Failure by Executive to follow such procedures shall entitle the Employer to refuse to reimburse Executive for such expenses until such time as such failure has been cured. It is understood and agreed that Employer shall not be responsible for any expense of Executive for leasing or operation of a vehicle for Executive (except that Executive shall be entitled to reimbursement for the expenses, including mileage, actually incurred in connection with his use of his automobile for the business-related purposes of the Employer), nor for any expense of Executive for legal expenses or tax planning expenses incurred by Executive in interpreting this or any other agreement between Executive and Employer.

(B) Executive shall be entitled to four weeks paid vacation per fiscal year.

(C) Executive shall participate in such employee benefit plans and programs (including but not limited to medical and life insurance programs) as are now or may hereafter be adopted by the Employer for its executive employees and their families. Employer shall continue to provide such medical insurance coverage for a period of one (1) year after any termination by Employer of Executive’s employment hereunder if such termination was without Cause, as hereinafter defined.

7.	Disability; Termination

(A) If Executive shall become unable to perform all of his duties set forth in Paragraph 1 of this Agreement due to mental or physical disability, all compensation and benefits provided m this Agreement shall continue to be paid and provided in full for a period not exceeding one hundred and eighty (180) consecutive days. Upon completion of such one hundred and eighty (180) days (or if Executive shall be disabled by the same incapacity for an aggregate period of one hundred and eighty (180) days in any period of three hundred and sixty (360) consecutive days by the same incapacity) the Employer may, at its sole option, suspend Executive’s employment until Executive is recovered (as reasonably certified by a physician designated by the Employer) from such mental or physical disability. During any period of suspension on account of disability, Executive shall receive only such compensation as may be provided under the disability insurance described in Paragraph 7(B). If the physician designated by the Employer certifies that Executive is permanently disabled, Employer’s obligations under this Agreement shall cease; provided, however, Executive shall be entitled to the disability benefits set forth in Paragraph 7(B), below.

(B) Employer, at the sole expense of Employer, shall provide disability insurance coverage for Executive. Such policy shall provide payment of 50% of Executive’s Base Annual Salary, commencing with suspension or termination of employment, pursuant to Paragraph 7(A), above, by reason of physical or mental disability, and for a period of two (2) years if such disability was the result of injury and to age 65 if such disability was the result of physical or mental illness. In the event the Employer is unable to obtain disability insurance in the amount required, or is unable to obtain all or part of such insurance at standard rams, the Employer shall at its option obtain part or all of such insurance at non-standard rates or shall self-insure in whole or in part for the time periods set forth in this paragraph.

(C) Subject to the provisions of this paragraph, the Employer may terminate Executive’s employment for Cause, defined as (i) Executive’s violation of the Restrictive Covenants as defined in Paragraph 10 of this Agreement, (ii) the loss or suspension by the State of Connecticut or by the Mohegan Tribal Gaming Commission of Executive’s license for Class III gaming for a period of thirty (30) consecutive days, (iii) Executive’s conviction of any crime involving fraud, theft or moral turpitude, or (iv) Executive’s intentional or material breach of’ his obligations under this Agreement. Employer may suspend Executive without pay upon Executive’s arrest for any alleged felony against the Employer or the Tribe. In the event that Executive is found not guilty or otherwise exonerated for an alleged crime against Employer or the Tribe, Executive’s suspended pay shall be reimbursed to him.

Except in the event of suspension upon Executive’s arrest, if Employer desires to terminate Executive for Cause, Employer shall give written notice specifying the act(s) claimed to constitute cause and specifying an effective date of termination, which date shall be no sooner than thirty (30) days after the giving of such notice. Upon the written request of Executive, the Management Board of the Employer shall meet with Executive to discuss the reasons for termination and to provide Executive with an opportunity to respond. Employer may, in its sole discretion, give Executive an opportunity to rectify the reasons for termination. In the event Executive fails to rectify the act(s) claimed to constitute cause as set forth in the notice of termination, Executive’s employment with the Employer shall cease effective upon the date provided in the notice of termination. If such termination is for Cause, then Executive shall not be entitled to any further compensation from and after the date of termination.

(D) Subject to the provisions of this paragraph, the Employer may terminate Executive’s employment other than for Cause, as defined above. In the event of termination other than for Cause, Executive shall be paid, following termination, his Base Annual Salary from the date of termination to the expiration date of this Agreement (without regard to any renewal right after the date of termination); provided that such Base Annual Salary shall be payable to Executive in the same amount and at the same intervals as would have been paid had his employment continued, and provided further that all payments of such Base Annual Salary shall be paid to the Executive’s estate in the event of Executive’s death prior to the expiration date of this Agreement.

(E) In the event that Executive voluntarily terminates his employment hereunder. Executive’s employment shall cease as of the date provided in Executive’s notice to Employer of his voluntary termination, and thereafter, provided that the Employer shall not then be in material breach of this Agreement, Executive shall not be entitled to any further compensation hereunder.

8.	Covenants of Executive Not to Compete

Executive acknowledges that with respect to the Business, as defined above, and in the states of New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire and Maine (the “Restricted Area”) (i) the Employer is one of a limited number of entities engaged in the Business; (ii) his services to the Employer are special and unique; (iii) his work for the Employer has given him and will continue to give him access to confidential information concerning the Employer; and (iv) he has the means to support himself and his dependents other than by engaging in the Business of the Employer and the provisions of this Paragraph 8 will not impair such ability. Accordingly, in order to induce the Employer to enter into this Agreement, Executive covenants and agrees that:

(A) During the course of Executive’s employment by Employer and for a period of twelve (12) months following the expiration or termination of his employment if the expiration or termination occurs before December 31, 2011 and a period terminating on December 31, 2012 if the expiration or termination occurs from the period January 1, 2011 to the expiration of the Agreement (the “Restricted Period”), Executive shall not, in the Restricted Area, entertain or accept any offer of employment and shall not compete in any manner, either directly or indirectly, including, without limitation, as an employee or independent contractor, investor, partner, shareholder, officer, director, principal, agent or trustee of any entity engaged in casino gaming, in the Restricted Area, without the express written approval of the Employer; provided, however, that ownership of less than five percent (5%) of the shares of a publicly traded corporation engaged in casino gaming shall not be deemed to violate this Paragraph.

During the Restricted Period Executive shall not, directly or indirectly, hire or solicit any employee of the Employer or encourage any such employee to leave such employment.

9.	Confidential Information

Executive agrees to receive Confidential information (as hereinafter defined) of the Employer in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge, has come into the possession of such other or others by legal and equitable means, or if required to do so by order of a court of competent jurisdiction. Executive further agrees that, upon termination of his employment with the Employer, all documents, records, notebooks and similar repositories of or containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others, will be left with or returned to the Employer. For purposes of gifts Paragraph 9, “Confidential Information” means information disclosed to Executive or known by Executive as a consequence of or arising from or out of his employment by the Employer, not generally known in the industry in which the Employer is or may become engaged about the Employer’s Business, products, processes and/or services. Executive’s obligations under this Paragraph 9 shall survive any termination or expiration this Agreement and Executive’s employment hereunder.

10.	Rights and Remedies Upon Breach.

Executive acknowledges and agrees that a violation of any provision of Paragraph 8 or 9 of this Agreement (the “Restrictive Covenants”) shall cause irreparable harm to the Employer and the Employer shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with costs and attorney’s fees incurred by the Employer in enforcing its rights under this Agreement. If Executive breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity:

(A) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction including, without limitation the right to entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent), without proof of special damages, against violations of such covenants, threatened or actual, and whether or not then continuing, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer; and

(B) The right and remedy to require Executive to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transaction constituting a breach of the Restrictive Covenants. The Employer may set off any amounts due it under this Paragraph 10(B) against any amounts owed to Executive under Paragraph 4 or 7.

11.	Notice

All notices hereunder shall be in writing. Any notice, request, information, legal process, or other instrument to be given or served hereunder by any party to another shall be deemed given or served hereunder by any party to the other if either delivered personally or sent by prepaid registered or certified mail, return receipt requested. Any such notice to the Employer shall be sent to the address set forth in the introductory paragraph of this Agreement to the attention of the Chief Executive Officer. Any such notice to Executive shall be sent to his residential address as set forth in the introductory paragraph of this Agreement. Either party may, through written notice to the other party, change the address of notice as provided in this paragraph.

12.	Entire Agreement: Modification

Except as otherwise provided herein, this Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, amended or altered except in a writing signed by both parties.

13.	Non-Waiver

The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right and shall in no way effect such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

14.	Severabilitv

If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such paragraph, term or provision which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner to such an extent as to be enforceable under the circumstances. Without limitation of the foregoing, with respect to any Restrictive Covenant contained herein, if it is determined that any such provision is excessive as to duration or scope, it is intended that it nonetheless be enforced for such shorter duration or with such narrower scope as will render it enforceable.

15.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut and the parties agree that, except as provided in Paragraph 18, only the federal and state courts located in the State of Connecticut shall have jurisdiction to enforce the terms of this Agreement.

16.	Limited Waiver of Sovereign Immunity

The Employer hereby waives its sovereign immunity from suit for claims by the Executive for the enforcement of this Agreement and any remedies for breach thereof under Connecticut law. Nothing herein shall limit the Executive’s right to proceed with any claims otherwise allowed under the laws of the Mohegan Tribe of Indians of Connecticut. The Employer hereby consents to personal jurisdiction and venue in any court of the State of Connecticut or any federal court sitting in the State of Connecticut and the Mohegan Gaming Disputes Court and hereby waives any claim that it may have that such court is an inconvenient forum for the purposes of any proceeding arising under this Agreement as aforesaid and, with respect to a proceeding in a court of the State of Connecticut or a federal court sitting in the State of Connecticut, any requirement that tribal remedies must be exhausted.

17.	Dispute Resolution

Except as otherwise provided herein, whenever during the term of this Agreement, disagreement or dispute arises between the parties as to the interpretation of’ this Agreement, any rights or obligations arising hereunder, including the licensing of Executive by the Tribal Gaming Commission, such matters shall be resolved, whenever possible, by meeting and conferring. Any party may request such a meeting by giving notice to the other, in which case such other party shall make itself available within seven (7) days thereafter. If such matters cannot be resolved within ten (10) days after such meeting, either party may seek a resolution by binding arbitration in accordance with the then prevailing rules of the American Arbitration Association (or any successor thereto to the extent not inconsistent herewith), upon notice to the other party of its intention to do so. The parties agree that in any such arbitration each party shall be entitled to discovery as provided by the Federal Rules of Civil Procedure. All hearings shall be conducted in Hartford County, Connecticut within fifteen (15) days after the arbitrator is selected and shall be conducted in his or her presence. The decision of the arbitrator will be final and binding on the parties. The costs and expenses of the arbitration shall be shared equally by the parties.

18.	Gaming Disputes Court Jurisdiction

The parties agree that should any dispute arise under this Agreement or for the enforcement of the arbitration provisions in Paragraph 17, the Gaming Disputes Court of the Mohegan Tribe of Indians shall be used as a forum only if a state or federal court denies jurisdiction, to (a) enforce the requirement that the parties submit disputes to arbitration as required by Paragraph 17, and (b) enforce the arbitration decision as provided in Paragraph 17.

19.	Headings

The headings of this Agreement are inserted for convenience only and shall not be considered in construction of the provisions hereof.

20.	Assignment and Successors; Binding Effect

The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Employer and may be assigned by the Employer, for all or any part of’ the term hereof, provided that, the Employer shall continue to be financially responsible to Executive hereunder. Executive shall have no right to assign, transfer, pledge or otherwise encumber any of the rights, nor to delegate any of the duties created by this Agreement without prior written consent of the Employer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and Executive, his heirs and legal representatives.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by Bruce S. Bozsum, acting in his capacity as the Chairman of the Management Board of the Authority; Mitchell Etess, as President and CEO of the Authority, has affixed his signature hereto signifying his assent to the Agreement and Executive has affixed his signature hereto on the date and year first above written.

[SIGNATURES ON FOLLOWING PAGE]

EMPLOYER:		EXECUTIVE:

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Bruce S. Bozsum	/s/ Leo M. Chupaska
	Bruce S. Bozsum, Chairman	Leo M. Chupaska
Management Board

By:	/s/ Mitchell Grossinger Etess
Mitchell Etess, President and CEO

STATE OF CONNECTICUT	)	ss Uncasville, CT
COUNTY OF NEW LONDON	)	February 13, 2009

Personally, appeared Bruce S, Bozsum, Chairman of the Management Board of the MOHEGAN TRIBAL GAMING AUTHORITY, an instrumentality of the Mohegan Tribe Indians of Connecticut, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed and the free act and deed of the Mohegan Tribal Gaming Authority, before me.

/s/ Donna G. Kuflik
Notary Public
My Commission Expires: October 31, 2012

STATE OF CONNECTICUT	)	ss Uncasville, CT
COUNTY OF NEW LONDON	)	February 13, 2009

Personally, appeared LEO M. CHUPASKA, signer and sealer of the foregoing, instrument, and acknowledged the same to be his free act and deed, before me.

/s/ Denise Rubino
Notary Public
My Commission Expires: May 31, 2010